Exhibit 99.1

For Release:         Immediately

Contact:                 Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES

 FIRST QUARTER EARNINGS

Calhoun, Georgia, April 21, 2005 - Mohawk Industries, Inc. (NYSE:MHK) today announced first quarter net sales of $1,493,222,000 in 2005 compared to net sales of $1,389,725,000 in 2004, an increase of 7%.  The net earnings for the quarter in 2005 were $70,020,000 (6% above last year) and diluted earnings per share (EPS) were $1.03 (5% above last year).  This compares to $66,307,000 in net earnings and $0.98 in EPS for the first quarter of 2004.  The growth in EPS resulted from selling price increases, lower selling, general and administrative expenses as a percent of net sales and growing hard surface sales offset by continuing raw material and energy cost increases and a slight volume decline in soft surface. The net sales growth was primarily attributable to price increases and internal growth.  The first quarter results were negatively impacted by the weather in certain regions and the timing of the Easter holiday, which was in the first quarter this year versus the second quarter last year.  Also, declining consumer confidence has resulted in slower retail replacement business impacting our volume during the quarter.  The Mohawk segment net sales of $1,091,346,000 in the first quarter of 2005 were up 6% from $1,030,442,000.  This was primarily attributable to increases in prices in all product lines as well as growth in hard surface sales. The Dal-Tile segment net sales of $401,876,000 in the first quarter grew 12% from $359,283,000 from internal growth and improved product mix.

In commenting on the first quarter results, Jeffrey S. Lorberbaum, Chairman and CEO, stated, "I am pleased with our results and the way we have managed through this period of escalating costs. In spite of weaker industry conditions and rising raw material and energy costs, our first quarter gross margin as a percent of sales was 25.8% in 2005 versus 26.3% in 2004.  The prior year comparisons were difficult due to the cyclical rebound that occurred during the first quarter of 2004 and is not repeating this year.  Selling, general and administrative costs improved to 17.5% from 17.7% as a percent of sales due to better leveraging on higher sales dollars.

Our new SmartStrand™ product introduction, made from Dupont™ Sorona® polymer, is presently being shipped as planned.  The timing is later than last years' introductions and will benefit our second quarter.  Our raw material and energy costs for the Mohawk segment have continued to rise in the first quarter and we have announced a second carpet price increase to offset these changes.  The lag between cost increases and implementation of the selling price increases will continue to impact our earnings.  We believe these costs will stabilize over the long-term but the short-term trend of these costs remains uncertain.  Home Product sales were down with some customers postponing introductions and reducing inventories.  We have also dropped some imported Home products, which did not meet our return expectations.

The Dal-Tile segment continued its growth driven by our investment in inventory availability, new products, additional selling efforts and updated sales service centers. Our floor tile and stone products are leading the growth. During the quarter we opened a new design gallery in Houston and our capacity expansions in Mexico and Muskogee are moving forward.   When complete in 2006, the expansions will add approximately 20% to our capacity.

The backing operation we acquired during the first quarter is progressing as planned.  We have implemented cost reductions, reduced product complexity, increased asset utilization and transitioned to utilizing the production internally.

Our leverage at 25% debt to capitalization provides opportunity for continuing investment in the business as well as other alternatives.  We continue our disciplined approach to capital allocation with capital expenditures as the first priority, acquisitions being number two and stock repurchases third.  We are constantly monitoring the allocation of capital among these alternatives.

Finally, I am proud to report that Dal-Tile has won the Dealers' Choice Award sponsored by Floor Covering Weekly magazine for our newest manufactured ceramic products from Muskogee.  Our new SmartStrand™ carpet product won first place in the National Floor Trends competition for residential carpet.  Also, Mohawk placed number 340 on the Fortune 500 list and number 959 on the Forbes Global 2000 list."

Most economists remain optimistic about future growth rates with housing at historical highs, employment continuing to grow, and corporate profits improving.  However, recent economic data suggests that the growth rate may be slowing.  It is possible that oil and natural gas will negatively impact the economy and our industry.  Although there is some improvement in our business, the drivers that influence the industry's revenues and costs remain uncertain in the near term.  After considering these factors, the second quarter earning forecast is from $1.30 to $1.39 EPS.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "believes," "anticipates," "forecast," "estimates," or similar expressions constitute "forward-looking statements."  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Mohawk's SEC reports and public announcements.

 Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of broadloom carpet, ceramic tile, wood, stone, laminate, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile and American Olean.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Friday, April 22, 2005 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255.  A conference call replay will also be available until Friday, May 6, 2005 by dialing 1-800-642-1687 for US/local calls and (706) 645-9291 for international calls and entering

Conference ID # 5457864.

DATES FOR FUTURE PRESS RELEASES AND CONFERENCE CALLS:

PRESS RELEASE

CONFERENCE CALL
1st QUARTER 2005	APRIL 21, 2005	APRIL 22, 2005	11:00AM (800-603-9255)
2nd QUARTER 2005	JULY 20, 2005	JULY 21, 2005	11:00AM (800-603-9255)
3rd QUARTER 2005	OCTOBER 18, 2005	OCTOBER 19, 2005	11:00AM (800-603-9255)
4th QUARTER 2005	FEBRUARY 2, 2006	FEBRUARY 3, 2006	11:00AM (800-603-9255)

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three months ended
(Amounts in thousands, except per share data)	April 2, 2005	April 3, 2004

Net sales	$ 1,493,222	1,389,725
Cost of sales	1,108,520	1,024,179
Gross profit	384,702	365,546
Selling, general and administrative expenses	261,072	246,507
Operating income	123,630	119,039
Interest expense	11,876	13,954
Other (income) expense, net	2,004	1,422
Earnings before income taxes	109,750	103,663
Income taxes	39,730	37,356
Net earnings	$ 70,020	66,307
Basic earnings per share	$ 1.05	1.00
Weighted-average shares outstanding	66,804	66,629
Diluted earnings per share	$ 1.03	0.98
Weighted-average common and dilutive potential common
shares outstanding	67,692	67,599

Other Financial Information
(Amounts in thousands)

Net cash provided by operating activities	$ 50,701	3,261
Depreciation & amortization	$ 32,265	31,010
Capital expenditures	$ 34,521	13,167

Consolidated Balance Sheet Data
(Amounts in thousands)
	April 2, 2005	April 3, 2004
ASSETS
Current assets:
Receivables	$ 739,789	664,040
Inventories	1,145,747	897,470
Prepaid expenses	46,428	46,713
Deferred income taxes	55,311	84,260
Total current assets	1,987,275	1,692,483
Property, plant and equipment, net	940,086	902,436
Goodwill	1,377,349	1,368,749
Other assets	336,318	338,580
	$ 4,641,028	4,302,248
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 218,501	290,261
Accounts payable and accrued expenses	756,895	713,243
Total current liabilities	975,396	1,003,504
Long-term debt, less current portion	700,000	709,431
Deferred income taxes and other long-term liabilities	221,531	215,526
Total liabilities	1,896,927	1,928,461
Total stockholders' equity	2,744,101	2,373,787
	$ 4,641,028	4,302,248

Segment Information	As of or for the Three Months Ended
(Amounts in thousands)	April 2, 2005	April 3, 2004

Net sales:
Mohawk	$ 1,091,346	1,030,442
Dal-Tile	401,876	359,283
Consolidated net sales	$ 1,493,222	1,389,725

Operating income:
Mohawk	$ 65,625	71,772
Dal-Tile	58,470	49,402
Corporate and eliminations	(465)	(2,135)
Consolidated operating income	$ 123,630	119,039

Assets:
Mohawk	$ 2,472,133	2,218,163
Dal-Tile	2,117,843	1,997,529
Corporate and eliminations	51,052	86,556
Consolidated assets	$ 4,641,028	4,302,248